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                                      Exhibit 21


                                 LIST OF SUBSIDIARIES


SUBSIDIARIES OF THE CORPORATION


    The Merchants National Bank of Aurora, a bank chartered under the laws of the United States.

    Merserco, Inc., a Delaware corporation.